SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                      --------


                                     FORM 8-KA
                                  AMENDMENT NO. 1


                                   CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(D) OF
                        THE SECURITIES EXCHANGE ACT OF 1934


                         DATE OF REPORT: SEPTEMBER 30, 1996
                                         ------------------


                          MERIDIAN INDUSTRIAL TRUST, INC.
--------------------------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



               MARYLAND               1-14166            94-3224765
--------------------------------------------------------------------------------
        (STATE OF ORGANIZATION) (COMMISSION NUMBER) (IRS EMPLOYER I.D. #)



 455 MARKET STREET, 17TH FLOOR, SAN FRANCISCO, CALIFORNIA              94105
--------------------------------------------------------------------------------
       (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)



          REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (415) 281-3900
                                                             --------------



                                   NOT APPLICABLE
--------------------------------------------------------------------------------
           (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)





            THIS DOCUMENT CONTAINS 27 SEQUENTIALLY NUMBERED PAGES.
                                   --
                         THERE ARE NO EXHIBITS.

ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS.

      Sears Logistics Facility, Columbus, Ohio
      ----------------------------------------

      On September 30, 1996 Meridian Industrial Trust, Inc. (the "Company") purchased a fee interest in a distribution/warehouse facility located at 5330 Crosswind Drive, Columbus, Ohio (the "Property"), for a total acquisition cost of $30,919,277, paid entirely in cash. The Company funded the acquisition from its property acquisition facility with The First National Bank of Boston, Texas Commerce Bank National Association, and NationsBank of Texas, N.A. (the "Unsecured Credit Facility"). The Property is located on approximately 57.413 acres of land in Franklin County, Ohio. The building encompasses approximately 1,014,592 square feet of rentable space and features 150 cross-docked loading docks with levelers and four drive-in doors.

      The Company purchased the Property from OakRe Life Insurance Company, a Missouri corporation (the "Seller"). No material relationship exists between the Seller and the Company, any Company affiliate, any Company director or officer, or any associate of any such director or officer.

      The acquisition cost of $30,919,277 consisted of: (i) a contract purchase price to the Seller of $30,864,555; and (ii) estimated title insurance, legal, audit and miscellaneous costs totalling $54,722. The total acquisition cost is subject to adjustment based upon an increase or decrease in the contract purchase price resulting from a final calculation of costs incurred before closing to improve the Property.

      The sole tenant occupying the Property is Sears Logistics Services, Inc., a Delaware corporation ("Sears Logistics"), a warehousing and distribution firm. The triple net lease (the "Lease") with Sears Logistics has an expiration date of September 20, 2006, and the Lease provides for two five-year renewal options at market rates. The lease had been assigned to Sears Logistics from Sears, Roebuck and Co., a New York corporation ("Sears Roebuck"), an affiliate of Sears Logistics. Sears Roebuck remains liable for performance of all the tenant's obligations under the Lease. At closing, the annual rental rate under the Lease was $2.75 per square foot.

      Before the Company's purchase, the Seller held the Property for the production of income as rental property. The Company considers the Property suitable for and intends to continue that use.

      In determining the amount of consideration paid for the Property, the Company considered (i) the Property's location, age, operating expenses, fixed charges, physical condition, projected future cash flow and gross rentals, (ii) the duration and other terms of the Lease, (iii) the financial and business standing of Sears Logistics and Sears Roebuck, and (iv) land values.
Additionally, the Company analyzed three comparable properties in the area, taking into account the terms of the leases on those properties and those properties' occupancy rates, locations, ages, and visibility. The Company also considered sales of comparable properties in the area and the anticipated future level of repair costs, maintenance costs, utility costs, and property taxes associated with the Property.

ITEM 5.     OTHER EVENTS.

PUBLIC OFFERING.

      On November 25, 1996, the Company closed on a public offering of 3,400,000 shares of common stock priced at $18.25 per share (the "Offering"). The proceeds from the Offering were used to fund certain property transactions and to repay temporary borrowings incurred under the Company's Unsecured Credit Facility.


RECENT INVESTMENTS AND DISPOSITIONS.

      Since February 23, 1996, the Company has purchased or substantially completed development of seven modern warehouse/distribution properties at an aggregate estimated cost of $83.5 million representing a total of 2.5 million square feet located in four target markets. Additionally, the Company has committed to acquire three industrial properties representing 865,116 square feet in two target markets at an anticipated aggregate cost of $31.6 million. The acquisition of each of the Rustin Avenue Property, Wanamaker Avenue Property, Gold River Lane Property, Mission Oaks Boulevard Property and Meyer Circle Property and the completion of the construction of each of the Water's Ridge Drive and Sarah Jane Parkway build-to-suit development projects are herein referred to as "Property Transactions".

COMPLETED ACQUISITIONS

      Since February 23, 1996, the Company has acquired five warehouse/distribution properties that comprise 1.8 million square feet for aggregate consideration of approximately $57.8 million. These properties, with the exception of the Rustin Avenue property and Wanamaker Avenue property, are not included in the Property Transactions. The following table summarizes these completed acquisitions.


                                           Approximate  Estimated
      Properties          Market           Square Feet Consideration(1)
      ----------          ------           ----------- -------------

    Arenth Avenue   Los Angeles Basin         332,790     $   9,700,000
    Wanaker Avenue  Los Angeles Basin         136,249         4,500,000
    Rustin Avenue   Los Angeles Basin         113,721         4,115,000
    Crosswind Drive Columbus                1,014,592        30,919,000
    Overlake Place  San Francisco Bay Area    160,000         8,508,000
                                           ----------     -------------

      Total                                 1,757,352      $ 57,742,000
                                            =========      ============

----------
(1) Including transaction costs.

      ARENTH AVENUE PROPERTY. On March 29, 1996, the Company purchased a 332,790 square foot warehouse/distribution facility located in City of Industry, California (Los Angeles Basin) for a purchase price of approximately $9.7 million. The Property is leased on a triple-net basis to General Tire Corp. through March 2001. The building, constructed in 1973, has a 24-foot clear ceiling height, 21 dock-high doors and an internal rail spur and is situated on a 16-acre site.

      WANAMAKER AVENUE PROPERTY. On November 22, 1996, the Company purchased a 136,249 square foot warehouse/distribution facility located in Ontario, California (Los Angeles Basin) for a purchase price of $4.5 million. The property is leased to several tenants, including the Cutter Biological Division of Miles Laboratory, Inc. and Professional Expediting Methods, Inc. The building, constructed in 1985, has a 24-foot clear ceiling height and 17 dock-high doors and is situated on a six-acre site.

      RUSTIN AVENUE PROPERTY. On November 15, 1996, the Company purchased two warehouse/distribution buildings in Riverside, California (Los Angeles Basin) that contain a total of 113,721 square feet for a purchase price of approximately $4.1 million. The Property is leased to several tenants, including APS, Inc., Processors Unlimited and STO Corporation. The buildings, constructed in 1989, have clear ceiling heights of 22 and 24 feet, feature a total of 21 dock-high doors and are situated on a six-acre site.

      CROSSWIND DRIVE PROPERTY. On September 30, 1996, the Company purchased a 1,014,592 square foot warehouse/distribution facility located in Columbus, Ohio for a purchase price of approximately $30.9 million. The Property is leased to Sears Logistics Services, Inc. (and guaranteed by Sears Roebuck & Co.) on a triple-net basis for ten years with rental escalation during the term. The building, constructed in 1989 and expanded in 1996, has a 32-foot clear ceiling height, 150 dock-high doors and parking for 503 trailers and is situated on a 57-acre site. (See "Item 2. Acquisition or Disposition of Assets".)

      OVERLAKE PLACE PROPERTY. On June 10, 1996, the Company purchased a 160,000 square foot warehouse/ distribution facility located in Newark, California (San Francisco Bay Area) for a purchase price of approximately $8.5 million. The Property is leased on a triple-net basis to BT Office Products International, Inc. for ten years with rental escalation during the term. The building, constructed in 1996, has a 24-foot clear ceiling height, eight dock-high doors and an Early Suppression-Fast Response ("ESFR") sprinkler system and is situated on a 12-acre site.

PENDING ACQUISITIONS

      The Company has entered into definitive agreements to acquire three additional warehouse/distribution properties that comprise 865,116 square feet for aggregate consideration of approximately $31.6 million. These properties are included in the Property Transactions for pro forma purposes. The following table summarizes these pending acquisitions.

                                               Approximate  Estimated
        Properties             Market          Square Feet  Consideration(1)
        ----------             ------          -----------  -------------
Mission Oaks Boulevard   Los Angeles Basin         310,736      9,885,000
Meyer Circle             Los Angeles Basin         201,380      8,050,000
Gold River Lane          San Francisco Bay Area    353,000     13,616,000
                                                  --------   ------------

   Total                                           865,116    $31,551,000
                                                  ========   ============

----------
(1) Including transaction costs.

      MISSION OAKS BOULEVARD PROPERTY. On October 29, 1996, the Company entered into a contract to purchase a 310,736 square foot warehouse/distribution facility located in Camarillo, California (Los Angeles Basin) for a purchase price of approximately $9.9 million. The acquisition is expected to close in December 1996. The property is leased to Technicolor Videocassette, Inc. on a triple-net basis through November 1, 1999 with rental escalation during the term. The building, constructed in 1969 and completely renovated in 1987, has a 28-foot clear ceiling height and 25 dock-high doors and is situated on an 18-acre site.

      MEYER CIRCLE PROPERTY. On October 1, 1996, the Company signed a letter of intent to purchase a 201,380 square foot warehouse/distribution facility located in Corona, California (Los Angeles Basin) for a purchase price of $8.1 million. In addition, the Company will assume approximately $5.8 million in indebtedness that bears interest at 10% per annum and is currently expected to be repaid in 1997. The acquisition is expected to close in December 1996. The property is leased to Core Mark International through March 2003 with rental escalation during the term. The building, constructed in 1983, has a 24-foot clear ceiling height and 12 dock-high doors and is situated on a nine-acre site.

      GOLD RIVER LANE PROPERTY. The Company entered into a contract to purchase a 353,000 square foot warehouse/distribution facility that is under construction in Stockton, California (San Francisco Bay Area). The $13.6 million acquisition is expected to close upon completion of construction of the facility in December 1996. The property is leased on a triple-net basis to Kraft Foods, Inc., for an initial term of ten years with rental escalation during the term. The building has a 30-foot clear ceiling height and 55 dock-high doors. The site contains 29 acres and includes additional land for a 90,000 square foot expansion to the existing structure.

DEVELOPMENT PROJECTS

      The following table summarizes the Company's development projects that have either been completed or will be substantially completed by December 1996. The properties are 100% pre-leased.

                                                             Estimated
                                           Approximate       Construction
         Properties          Market        Square Feet         Cost(1)
         ----------          ------        -----------       -----------

 Sarah Jane Parkway(2)(3)    Dallas            361,690       $15,650,000
 Water's Ridge Drive(2)(4)   Dallas            367,744        10,090,000
                                               -------       -----------
          Total                                729,434       $25,740,000
                                               =======       ===========

----------
(1) Including transaction costs.

(2) These development projects are included in the Property Transactions for pro forma purposes.

(3) The Sarah Jane Parkway project was completed on November 19, 1996.

(4) The Water's  Ridge Drive  project is  estimated  to be completed in December
1996.

      SARAH JANE PARKWAY PROJECT. On November 19, 1996, the Company completed construction and leased to Allegiance Corporation a 361,690 square foot warehouse/distribution facility located in Grand Prairie, Texas (Dallas). The Company's total investment was approximately $15.7 million. The property is leased on a triple-net basis to Allegiance Corporation for a 15-year term with rental escalation during the term. The building has a 33-foot clear ceiling height, 36 dock-high doors and an ESFR sprinkler system. The site contains 20 acres and includes additional land for a 90,000 square foot expansion to the existing structure.

WATER'S RIDGE DRIVE PROJECT. On April 19, 1996, the Company entered into a contract to develop and lease a 367,744 square foot warehouse/distribution facility located in Lewisville, Texas (Dallas). The Company anticipates that its total investment will be approximately $10.1 million and that the construction will be completed in December 1996. The property is leased on a triple-net basis to LD Brinkman & Co. for a 15-year term with rental escalation during the term. The building has a 30-foot clear ceiling height, 80 cross-docked dock-high doors and an ESFR sprinkler system and is situated on a 20-acre site.

COMPLETED AND PENDING DISPOSITIONS

      On April 15, 1996, the Company sold the Moorpark R&D Building, a 109,256 square foot warehouse/ distribution property located in Moorpark, California, for $3.9 million. On August 23, 1996, the Company sold three properties located in Alabama, Progress Center I & II (light industrial properties aggregating 92,427 square feet) and the 8215 Highway Building (a 15,986 square foot light industrial property), for an aggregate of $3.9 million. The Company also is actively marketing two warehouse/distribution properties, Birmingham I and II, located in Birmingham, Alabama.

      The Company has entered into binding contracts to sell two of its retail properties: Meridian Village and Seatac Village. These properties comprise 298,677 square feet in the aggregate and represent approximately 33.1% of the Company's retail portfolio. The Company also is actively marketing its Park Ten Center and Golden Cove Center retail properties.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

           (a) Financial  statements  of the  Three  Acquired  Properties.
               -----------------------------------------------------------
               The following financial statement is filed as part of this report:

               Report of Independent Public Accountants

               Combined Statements of Revenues and Certain Expenses for the Three Acquired Properties for the Period From January 1, 1996 to the Earlier of Date of Acquisition or September 30, 1996
               (unaudited) and for the Year Ended December 31, 1995 with accompanying notes

           (b) Pro forma  financial  information.  The following pro forma
               ----------------------------------
               financial information are filed as part of this report:

               Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1996 (unaudited) with accompanying notes and adjustments

               Pro Forma Condensed  Consolidated Statement of Operations for the
               Nine  Months   Ended   September   30,  1996   (unaudited)   with
               accompanying notes and adjustments

               Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 1995 (unaudited) with accompanying notes and adjustments

               Historical  As  Adjusted  Condensed   Consolidated  Statement  of
               Operations   for  the  Nine  Months  Ended   September  30,  1996
               (unaudited) with accompanying notes and adjustments

               Historical  As  Adjusted  Condensed   Consolidated  Statement  of
               Operations for the Year Ended December 31, 1995 (unaudited) with accompanying notes and adjustments

           (c) Exhibits.  The  following  exhibits  are  attached  to  this
               ---------
               report:

               None.


      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.


                              By:   MERIDIAN INDUSTRIAL TRUST, INC.


Date:  December 12, 1996                  By:   Robert A. Dobbin
                                                ---------------------
                                                Robert A. Dobbin
                                                Secretary

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Meridian Industrial Trust, Inc.:

   We have audited the accompanying combined statement of revenues and certain expenses for the Three Acquired Properties, as defined in Note 1, for the year ended December 31, 1995. This statement is the responsibility of the management of Meridian Industrial Trust, Inc. (the "Company"). Our responsibility is to express an opinion on this combined statement based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission's rules and regulations, and is not intended to be a complete presentation of the revenues and expenses of the Three Acquired Properties.

   In our opinion, the combined statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Three Acquired Properties for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
October 25, 1996

                       MERIDIAN INDUSTRIAL TRUST, INC.

             COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                      FOR THE THREE ACQUIRED PROPERTIES
            FOR THE PERIOD FROM JANUARY 1, 1996 TO THE EARLIER OF
            DATE OF ACQUISITION OR SEPTEMBER 30, 1996 (UNAUDITED)
                   AND FOR THE YEAR ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)


                                                 Earlier of Date
                                                of Acquisition or
                                                   Nine Months          Year
                                                      Ended             Ended
                                                  September 30,     December 31,
                                                       1996              1995
                                                   (unaudited)
                                                   ----------           ------

       Rental Revenues                               $ 3,301            $5,614
       Certain Expenses:
         Real Estate Taxes                               372               603
         Property Operating and Maintenance              365               668
                                                     -------            ------
                                                         737             1,271
                                                     -------            ------
       Rental Revenue in Excess of Certain           $ 2,564            $4,343
                                                     =======            ======
       Expenses



       The accompanying notes are an integral part of these statements.

                       MERIDIAN INDUSTRIAL TRUST, INC.

        NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                      FOR THE THREE ACQUIRED PROPERTIES
            FOR THE PERIOD FROM JANUARY 1, 1996 TO THE EARLIER OF
            DATE OF ACQUISITION OR SEPTEMBER 30, 1996 (UNAUDITED)
                   AND FOR THE YEAR ENDED DECEMBER 31, 1995
                                (IN THOUSANDS)

1.    PROPERTIES ACQUIRED.

      The combined statements of revenues and certain expenses (see "Basis of Presentation" below) include the combined operations of two operating properties acquired by Meridian Industrial Trust (the "Company") on March 29, 1996 and September 30, 1996, and a third property which the Company expects to acquire prior to December 31, 1996 (collectively referred to as "the Three Acquired Properties").

                                                                  RENTABLE
                                                 ACQUISITION       SQUARE
     PROPERTY NAME          LOCATION             DATE               FEET      BUILDING TYPE
     -------------          -------------------- --------------  ---------  ----------------------
Arenth Facility             City of Industry, CA March 29, 1996    332,750  Warehouse/Distribution
Crosswind Dr. Facility      Columbus, OH         September 30,   1,014,592  Warehouse/Distribution
Mission Oaks Blvd. Facility Camarillo, CA        Pending           310,736  Warehouse/Distribution

      At the time of the Crosswind Drive Facility acquisition, expansion of the existing facility by 301,950 square feet was substantially completed. The tenant occupying the facility moved into the expansion space on or about September 30, 1996.

2.    BASIS OF PRESENTATION.

      The accompanying statements of revenues and certain expenses are not representative of the actual operations of the Three Acquired Properties for the periods presented. Certain expenses may not be comparable to the expenses expected to be incurred by the Company in the proposed operations of the Three Acquired Properties; however, the Company is not aware of any material factors relating to these Three Acquired Properties that would cause the reported financial information not to be indicative of future operating results. Excluded expenses consist primarily of interests expense, depreciation and amortization and other costs not directly related to the future operations of the Three Acquired Properties.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

      (a)  REVENUE  RECOGNITION.   All  leases  are  classified  as  operating
leases, and rental revenue is recognized on a straight-line basis over the terms of the leases.

      (b) USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

4.    LEASING ACTIVITY.

      The minimum future rental revenue due under non-cancelable operating leases in effect as of October 1, 1996, for the remainder of 1996 and annually thereafter are as follows:

              YEAR                       AMOUNT
              ----                       ------
        1996 (three months)              $1,299
        1997                              5,197
        1998                              5,197
        1999                              5,017
        2000                              4,116
        Thereafter                       18,961

      In addition to minimum rental payments, tenants pay their share of specified operating expenses, which amounted to $737 for the period from January 1, 1996 to the earlier of the date of acquisition or September 30, 1996 (unaudited), and $1,271 for the year ended December 31, 1995. Certain leases contain options to renew.

                       MERIDIAN INDUSTRIAL TRUST, INC.

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                 (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

BACKGROUND

   The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 1996 has been prepared to reflect (i) the Property Transactions, (ii) the completion of the Offering, and (iii) the paydown of the Unsecured Credit Facility using the net proceeds from the Offering and cash on hand, as if such transactions and adjustments had occurred on September 30, 1996. The accompanying unaudited pro forma condensed consolidated statements of operations have been prepared to reflect (i) the incremental effect of the Property Transactions and completed acquisitions, (ii) the incremental effect of four property dispositions occurring prior to September 30, 1996, (iii) the incremental effects of the paydown of the Unsecured Credit Facility using the net proceeds from the Company's March 1996 offering of 1,500,000 shares of Common Stock, and (iv) the paydown of the Unsecured Credit Facility Paydown using the net proceeds from the Offering and cash on hand, as if such transactions and adjustments had occurred on January 1, 1995.

   These unaudited pro forma condensed consolidated statements should be read in connection with the historical as adjusted financial information and notes thereto included elsewhere in this report. In the opinion of management, the pro forma condensed consolidated financial information provides for all adjustments necessary to reflect the effects of the Property Transactions and completed acquisitions, property dispositions, March 1996 offering of 1,500,000 shares of Common Stock, the Offering, and the paydown of the Unsecured Credit Facility.

   The pro forma condensed consolidated information is unaudited and is not necessarily indicative of the consolidated results that would have occurred if the transactions and adjustments reflected therein had been consummated in the period or on the date presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                       MERIDIAN INDUSTRIAL TRUST, INC.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1996
                          (UNAUDITED, IN THOUSANDS)


                                                                   UNSECURED
                                                                    CREDIT
                                            PROPERTY               FACILITY
                               HISTORICAL  TRANSACTIONS OFFERING   PAYDOWN    PRO FORMA
                                   (1)         (2)         (3)        (4)
                                 --------     -------    -------   ---------   ---------
     ASSETS
Investments in real estate,net   $283,655     $53,428    $    --     $    --   $ 337,083
Cash & Cash equivalents             1,622          --     57,718    (57,840)       1,500
Restricted Cash                     1,944          --         --         --        1,944
Other assets                        5,479          --         --         --        5,479
                                 --------     -------    -------    --------    --------
  Total Assets                   $292,700     $53,428    $57,718   $(57,840)    $346,006
                                 ========     =======    =======    ========    ========

     LIABILITIES
Mortgage loans                    $66,094      $5,758     $   --     $    --    $ 71,852
Unsecured credit facility          41,900      47,670                (57,840)     31,730
Other liabilities                   9,980          --         --          --       9,980
                                  -------      ------     ------     --------    -------
   Total Liabilities              117,974      53,428         --     (57,840)    113,562
                                  -------      ------     ------     --------   --------

     STOCKHOLDERS'
       EQUITY
Common stock and
preferred stock                        12          --          3         --           15
Addditional paid-in capital       176,771          --     57,715         --      234,486
Distributions in excess
 of income                        (2,057)          --         --         --      (2,057)
                                  -------      ------     ------    -------     --------
 Total Stockholders'
     Equity                       174,726          --     57,718         --      232,444
                                  -------      ------     ------     ------      -------
 Total Liabilities and
     Stockholders Equity         $292,700     $53,428    $57,718    $(57,840)   $346,006
                                 ========     =======    =======    =========   ========


                       MERIDIAN INDUSTRIAL TRUST, INC.

                           NOTES AND ADJUSTMENTS TO
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 1996
                          (UNAUDITED, IN THOUSANDS)

(1)Reflects the historical condensed consolidated balance sheet of the Company as of September 30, 1996.

(2)Reflects the purchase of five properties in connection with the Property Transactions which the Company either is currently in the process of acquiring and that the Company's management deems probable of closing or have recently closed. Such property acquisitions aggregate to a cost of approximately $40,166. The Company expects that these acquisitions will initially be funded with draws on its Unsecured Credit Facility, together with assumption of a mortgage in the amount of $5,758.

   Also, reflects the completion of two build-to-suit properties currently in process (the Water's Ridge Drive and Sarah Jane Parkway properties), at an aggregate estimated cost to complete of approximately $13,262. The Company expects to fund the remaining development costs with borrowings under its Unsecured Credit Facility and expects to complete the projects prior to year end.

(3)Reflects completion of the Offering comprising the issuance of 3,400,000 shares of the Company's Common Stock at an Offering price of $18.25 per share resulting in gross proceeds of $62,050. In connection with the Offering, the Company will incur costs of approximately $4,332.

(4)Reflects the paydown of borrowings on the Unsecured Credit Facility with the net proceeds from the Offering and cash on hand of approximately $122.

                         MERIDIAN INDUSTRIAL TRUST, INC.

                 PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)


                                    PROPERTY                          UNSECURED
                                   TRANSACTIONS                       CREDIT
                         HISTORICAL    AND      PROPERTY     PRIOR    FACILITY
                             AS    COMPLETED   DISPOSITIONS OFFERING  PAYDOWN  PRO FORMA
                         ADJUSTED  ACQUISITIONS
                            (1)        (2)         (3)        (4)       (5)
                         --------- ---------    --------     -----     -----   --------

REVENUES
Rental revenues           $29,246    $9,125      $(578)      $ --      $  --   $ 37,793
Interest and other income     631        --       (131)        --         --        500
                           ------     -----       -----      ----      -----   --------
    Total Revenues         29,877     9,125       (709)        --         --     38,293
                           ------     -----       -----      ----      -----   --------

EXPENSES
Property operating costs    3,304       505       (146)        --         --      3,663
Real estate taxes           4,160       606        (45)        --         --      4,721
Interest expense            5,299     5,686       (280)      (495)    (3,095)     7,115
General and
  administrative            3,710        --          --         --         --     3,710
Depreciation and
  amortization              3,918     1,583        (70)         --         --     5,431
                           -----      -----       -----      -----      -----   -------

   Total Operating
      Expenses             20,391     8,380       (541)      (495)     (3,095)   24,640
                           ------     -----       ----       -----     -------  -------

Net income                  9,486      745        (168)       495        3,095   13,653
Series B preferred
  dividends               (2,123)       --           --        --           --   (2,123)
                           ------     ----        -----      ----       ------   -------

Net income allocable
  to common                $7,363     $745        $(168)     $495      $3,095  $ 11,530
                           ======     ====        =====      ====      ======  ========

Net income per common
  share                                                                       $    0.87
                                                                               ========
Weighted average
  common shares
  outstanding                                                                13,296,806
                                                                             ==========

                         MERIDIAN INDUSTRIAL TRUST, INC.

                 PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 1995
                  (unaudited, in thousands, except share data)

                                        Property
                            Historical Transactions                      Repayment
                                As     and completed Property    Prior       of
                            Adjusted   Acquisitions DispositionsOffering  Facility    Pro Forma
                               (1)          (2)         (3)       (4)    Borrowings(5)
                             -------    --------    --------     ------    ------     --------



      REVENUES
Rental revenues              $38,103     $13,669    $(1,328)    $    --   $    --     $ 50,444
Interest and other income        713          --       (113)         --        --          600
                              ------      ------      ------      -----     -----     --------
   Total Revenues             38,816      13,669     (1,441)         --        --       51,044
                              ------      ------      ------      -----     -----     --------
      EXPENSES
Property operating costs       4,847         853       (274)         --        --        5,426
Real estate taxes              5,439         868        (88)         --        --        6,219
Interest expense               7,645       8,334       (552)    (1,882)   (4,057)        9,488
General and adminitrative      4,800          --          --         --        --        4,800
Depreciation and
    amortization               5,050       2,629       (534)         --        --        7,145
                              ------      ------      ------      -----     -----     --------
   Total Operating
      expenses                27,781      12,684     (1,448)    (1,882)   (4,057)       33,078
                              ------      ------      ------     ------    ------     --------

Net income                    11,035         985           7      1,882     4,057       17,966
Series B preferred dividends (2,818)          --          --         --        --      (2,818)
                              ------      ------       -----      -----     -----     --------
Net income allocable
   to common                  $8,217      $  985     $     7    $ 1,882   $ 4,057    $  15,148
                              ======      ======     =======    =======   =======    =========
Net income per common
   share                                                                             $    1.14
                                                                                     =========
Weighted average common
   shares outstanding                                                               13,296,806
                                                                                    ==========


                         MERIDIAN INDUSTRIAL TRUST, INC.

                             NOTES AND ADJUSTMENT TO
                PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  For the Nine Months Ended September 30, 1996
                      and the Year Ended December 31, 1995
                            (unaudited, in thousands)

   1.Reflects the historical as adjusted operations of the Company, excluding gains and losses on sales of properties and extraordinary items. See the historical as adjusted condensed consolidated statements of operations included elsewhere in this report.

   2.Reflects the incremental effect (i.e., as if such activities had occurred or been completed on January 1, 1995) of the completed acquisitions comprising three properties acquired prior to September 30, 1996 and the Property Transactions comprising, (i) five properties that the Company either is currently in the process of acquiring and that the Company's management deems probable of closing or have closed and (ii) completion of two build-to-suit properties currently in process. Thus, the incremental effect reflects the operations prior to acquisition by the Company of the five acquired properties and the estimated revenues and expenses of the two build-to-suit properties. The estimated revenues of the two build-to-suit properties are based upon signed lease agreements. The incremental depreciation and amortization is based upon estimated asset lives of 35 years. The estimated incremental interest expense is based on pro forma borrowings on the Company's Unsecured Credit Facility consisting of (i) approximately $49,127 used to acquire three properties prior to September 30, 1996, (ii) approximately $34,408 that will be used to fund the five properties that the Company currently is in the process of acquiring or has acquired, and (iii) approximately $5,758 relating to the assumption of a mortgage loan bearing a fixed interest rate of 10% in connection with an acquisition, and (iv) approximately $25,740 relating to development of the two build-to-suit properties (including approximately $13,262 of costs that will be funded subsequent to September 30, 1996). Each of the Unsecured Credit Facility interest adjustments reflects an assumed interest rate of 7.1%.

   The following table sets forth the revenues and certain expenses of the above mentioned properties for the period from January 1, 1996 to the earlier of the date of acquisition or September 30, 1996 and for the year ended December 31, 1995.

                                              September 30, 1996
                             ------------------------------------------------
                                                              Rental Revenues
                                                        Real      in Excess
                              Rental     Operating     Estate    of Certain
                             Revenues      Costs       Taxes       Expenses
                             --------      ------      -------      ------
Acquisitions:
 Arenth Avenue               $    303      $   --      $  (41)      $  262
 Overlake Place                   403          (1)        (35)         367
 Crosswind Drive                1,882         (13)       (250)       1,619
 Crosswind Drive Expansion        686          --          --          686
 Rustin Avenue                    384         (35)        (34)         315
 Wanamaker Avenue                 395         (20)        (35)         340
 Gold River Lane                1,031          (5)         --        1,026
 Mission Oaks Blvd              1,116        (352)        (81)         683
 Meyer Circle                     857         (59)       (130)         668
Developments:
 Water's Ridge Drive              866          (5)         --          861
 Sarah Jane Parkway             1,202         (15)         --        1,187
                               ------      ------      ------       ------
          Totals               $9,125      $ (505)     $ (606)      $8,014
                               ======      ======      ======       ======


                                                 December 31, 1995
                             ----------------------------------------------
                                                                   Rental
                                                                  Revenues
                                                        Real      in Excess
                              Rental     Operating     Estate    of Certain
                             Revenues      Costs       Taxes       Expenses
                             --------      -------     -------     -------
Acquisitions:
 Arenth Avenue               $  1,320      $   --      $ (162)     $ 1,158
 Overlake Place                   828          --          --          828
 Crosswind Drive                2,477         (11)       (333)       2,133
 Crosswind Drive Expansion        915          --          --          915
 Rustin Avenue                    512         (47)        (45)         420
 Wanamaker Avenue                 526         (27)        (46)         453
 Gold River Lane                1,375          (6)         --        1,369
 Mission Oaks Blvd              1,817        (657)       (108)       1,052
 Meyer Circle                   1,142         (79)       (174)         889
Developments:
 Water's Ridge Drive            1,155          (6)         --        1,149
 Sarah Jane Parkway             1,602         (20)         --        1,582
                               ------      -------      ------      ------
          Totals              $13,669      $ (853)     $ (868)     $11,948
                              =======      =======     =======     =======

   3.Reflects the disposition of four properties during 1996 (one in May and three in August). The net proceeds from the sales aggregated to approximately $7,769 and were used to repay borrowings under the Company's Unsecured Credit Facility. The net gain on the sales amounted to approximately $177.

   4.Reflects the incremental effect of the Company's March 1996 offering of 1,500,000 shares of Common Stock. The net proceeds of approximately $23,200 and cash on hand were used to repay pro forma borrowings on the Company's Unsecured Credit Facility of approximately $26,505. The estimated interest reduction is based upon an assumed interest rate of 7.1%.

   5.Reflects the repayment of approximately $57,840 of pro forma borrowings under the Company's Unsecured Credit Facility with the net proceeds from the Offering and cash on hand. The estimated interest reduction is based upon an assumed interest rate of 7.1%. Also, reflects a reduction of the unused facility fees on the Company's Unsecured Credit Facility based upon a pro forma unused facility of approximately $43,270 at 0.25%. The Company's Unsecured Credit Facility bears a variable rate of interest at LIBOR plus 1.70%. An increase or decrease of 0.125% (1/8%) in LIBOR will result in an annual increase or decrease in pro forma interest expense of $43.

   6.Pro forma taxable income for the twelve months ended September 30, 1996 is approximately $15,001.

                         MERIDIAN INDUSTRIAL TRUST, INC.

           HISTORICAL AS ADJUSTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                  (unaudited, in thousands, except share data)

Background

The accompanying unaudited historical as adjusted condensed consolidated statements of operations for the nine months ended September 30, 1996 and for the year ended December 31, 1995 has been prepared to reflect (i) the respective historical results of Meridian Point Realty Trust IV Co. ("Trust IV"), Meridian Point Realty Trust VI Co. ("Trust VI"), and Meridian Point Realty Trust VII Co. ("Trust VII") (collectively referred to as the "Merged Trusts") and the properties acquired from Meridian Point Realty Trust '83 (the "Asset Purchase") for the respective periods; (ii) the incremental effects of the merger of Trust IV, Trust VI and Trust VII into the Company (the "Merger"), the retirement of certain indebtedness using the net proceeds from a private placement of preferred stock and the availability of funds under the Unsecured Credit Facility (the "Refinancing"), and the closing of the transactions under the stock purchase agreements the Company had with Hunt Realty Acquisitions, L.P. and USAA Real Estate Company (the "Recapitalization") on the historical results of the Merged Trusts and the Asset Purchase; and (iii) the historical results of the Company; to reflect the post-Merger operations of the Company as if such transactions and adjustments had occurred on January 1, 1995. The Merger, Asset Purchase and Refinancing each closed concurrently on February 23, 1996. In the opinion of management, the historical as adjusted condensed consolidated financial information provides for all adjustments necessary to reflect the effects of the Merger, the Asset Purchase, the Recapitalization, the Refinancing, and the disposition and acquisition of certain properties during 1995.

   The historical as adjusted condensed consolidated financial information is unaudited and is not necessarily indicative of the consolidated results that would have occurred if the transactions reflected therein had been consummated in the period presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                         MERIDIAN INDUSTRIAL TRUST, INC.

          HISTORICAL AS ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                   (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)

                     January 1, 1996 to February 23, 1996
           -----------------------------------------------------------------------------------
                 Merged                                       Historical
                 Trusts                                          As                Historical
                 Historical   Asset                           Adjusted                As
                 Combined    Purchase   Merger   Refinancing   Merged    Historical Adjusted
                    (1)        (2)        (3)         (4)      Trusts        (5)
                   ------    ------       -----     ------      ------    -------    -------
REVENUES
Rental revenues    $4,997      $785       $  --      $ --       $5,782    $23,464    $29,246
Interest and
other income          161         1          --        --          162        469        631
                    -----      ----       -----      ----       ------    -------    -------
  Total             5,158       786          --        --        5,944     23,933     29,877
                    -----      ----       -----      ----       ------     ------     ------

EXPENSES
Property
operating costs       912        216      (308)        --          820      2,484      3,304
Real estate taxes     812         79         --        --          891      3,269      4,160
Interest expense    1,506        234         --     (609)        1,131      4,168      5,299
General and
aminitstrative      1,162         --      (452)        --          710      3,000      3,710
Depreciation and
amortization        1,308       208       (832)        --          684      3,234      3,918
                    -----      ----       -----      ----         ----      -----     ------
Total operating
 expenses           5,700       737     (1,592)     (609)        4,236     16,155     20,391
                    -----      ----     -------     -----        -----     ------     ------
Net income          (542)        49       1,592       609        1,708      7,778      9,486
Series B
preferred
dividends              --        --          --      (417)       (417)     (1,706)   (2,123)
                     ----      ----       -----      ----        -----     -------   -------
Net income
allocable
to common          $(542)      $ 49      $1,592      $192       $1,291      6,072     $7,363
                   ======      ====      ======      ====       ======     ======     ======


                         MERIDIAN INDUSTRIAL TRUST, INC.

                     NOTES AND ADJUSTMENTS TO HISTORICAL AS ADJUSTED
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                            (UNAUDITED, IN THOUSANDS)

   1.Reflects the historical operations of the Merged Trusts on a combined basis for the period from January 1, 1996 to the Merger date of February 23, 1996, excluding gains and losses on sales of properties and extraordinary items.

   2.Reflects the historical operations of the properties in connection with the Asset Purchase for the period from January 1, 1996 to the Merger date of February 23, 1996, excluding gains and losses on sales of properties and extraordinary items.

   3.Reflects the incremental effects of purchase accounting as a result of the Merger, together with certain cost adjustments, which result in a decrease in historical as adjusted expenses for the nine months ended September 30, 1996 as follows: (i) a reduction of depreciation expense of $832 resulting from the purchase accounting to record the Merger (historical as adjusted depreciation expense has been calculated on a straight line basis using average useful lives of 35 years) and (ii) a decrease in general and administrative expenses of $760 comprising a decrease in general and administrative expenses allocated to property operating costs of $308 and a decrease in corporate office costs of $452. The reduction reflects a decrease in personnel costs, including salaries and benefits and a reduction in other administrative expenses, including accounting, legal and occupancy costs.

   4.Reflects the pay down and retirement of $59,983 of the Company's debt using certain proceeds from (i) the $35,000 private placement of 2,272,277 shares of Series B Preferred Stock completed concurrent with the Asset Purchase and (ii) $26,505 in borrowings on the Company's Unsecured Credit Facility. The net reduction in interest expense resulting from the debt retirements is comprised of the following:

                                                                 PERIOD FROM
                                                           JANUARY 1, 1996 TO
                                                            FEBRUARY 23, 1996
                                                           ------------------
       Decrease resulting from repayment of $59,983 in
       debt bearing                                                $ (924)
         interest rates ranging from 8.19% to 10.65%
       Decrease in loan fee amortization resulting from               (13)
       debt repayment
       Increase in interest expense on the Unsecured
       Credit Facility                                                274
         borrowings of $26,505 at 7%
       Unsecured Credit Facility fees and amortization                 54
                                                                   -------
       Net reduction                                               $ (609)
                                                                   =======

   5.Reflects the historical operations of the Company for the period from January 1, 1996 to September 30, 1996, excluding gains and losses on sales and extraordinary items.

   6.Historical as adjusted taxable income for the nine months ended September 30, 1996 is approximately $10,643.

                         MERIDIAN INDUSTRIAL TRUST, INC.

          HISTORICAL AS ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                  (UNAUDITED, IN THOUSANDS, EXCEPT SHARE DATA)




                                                                                              Refinancing
                                      Merged                                              ------------------
                                      Trusts     Property    Recapital-                     Asset    Private Unsecured
                           Historical Historical Transactions ization                      Purchase Placement Credit     Historical
                                (1)   Combined(2)   (3)          (4)   Merger(5) Sub-Total   (6)       (7)   Facility(8) As Adjusted
                           ---------- ----------- ----------- -------- --------  --------- --------  -----   ----------- --------
REVENUES
Rentals from real
estate investments              $  --  $33,583    $ (45)      $  --     $ --     $33,538   $4,565    $ --     $ --       $38,103
Interest and other                 33    1,014        --         --     (350)        697       16      --       --           713
                                -----    -----      ----       ----    -----        ----     ----    ----     ----          ----
 Total Revenues                    33   34,597      (45)         --     (350)     34,235    4,581      --       --        38,816
                                -----   ------      ----       ----     ----      ------    -----    ----     ----        ------

EXPENSES
Interest expense                   --   10,005       236     (1,024)      --       9,217    1,642  (3,219)       5         7,645
Property taxes                     --    4,971       (46)        --       --       4,925      514      --       --         5,439
Property operating costs           --    5,761      (252)        --   (1,530)      3,979      868      --       --         4,847
General and administrative      1,326    3,012        --         --      462       4,800       --      --       --         4,800
Provision for decrease
 in net realizable value           --    1,275    (1,275)        --       --          --       --      --       --            --
Depreciation  and
  amortization                     --    8,721       (98)        --   (4,141)      4,482      568      --       --         5,050
                                -----    -----      ----       ----   ------       -----     ----    ----     ----         -----
Total Expenses                  1,326   33,745    (1,435)    (1,024)  (5,209)     27,403    3,592  (3,219)       5        27,781
                                -----   ------   -------     ------   ------      ------    -----  ------      ---        ------

Net Income (Loss)              (1,293)     852     1,390      1,024    4,859       6,832      989   3,219       (5)       11,035
Preferred Dividends(9)            (29)      --        --         --       29          --       --  (2,818)      --        (2,818)
to common                     $(1,322)   $ 852    $1,390     $1,024   $4,888      $6,832     $989    $401     $ (5)       $8,217
                              =======    =====    ======     ======   ======      ======     ====    ====      ====       ======


                         MERIDIAN INDUSTRIAL TRUST, INC.

                     NOTES AND ADJUSTMENTS TO HISTORICAL AS ADJUSTED
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                            (UNAUDITED, IN THOUSANDS)

   1.Reflects the historical operations of the Company for the period from inception (May 18, 1995) to December 31, 1995.

   2.Reflects the Merged Trusts historical combined statement of operations for the year ended December 31, 1995.

   3.Reflects the incremental effect on operations from the July 1995 disposition of the Paradise Marketplace resulting in a net increase in income from operations of $1,280 (such increase in net income is primarily attributable to the historical as adjusted elimination of the provision for decrease in net realizable value recorded in 1995 prior to the sale of the Paradise Marketplace). Proceeds from the sale of the Paradise Marketplace were used to pay down the long-term debt facilities, resulting in a decrease in interest expense of $207. Also reflects the incremental effect of the November 8, 1995 acquisition of the Olive Branch Distribution Center which results in a net increase in income from operations of $110 representing the estimated results of operations prior to acquisition. The Company owns the adjacent property, Olive Branch, which is occupied by the same tenant. The estimated revenues are based upon the executed lease agreement that provides for monthly base rent of $70 and reimbursement of operating expenses, estimated to be approximately $5 per month. Estimated annual operating expenses of $58, including repairs and maintenance and management fees, are based on the actual operating costs at the adjacent Olive Branch Property. The adjustments relating to the Olive Branch Distribution Center also reflect estimated interest expense of $414 relating to interest on the $6,700 bridge loan used to purchase the property, at LIBOR plus 2.00% (7.72% at December 31, 1995), and amortization of loan fees of $29 over the one year term of the bridge loan. The estimated depreciation and amortization expense relating to the Olive Branch Distribution Center has been calculated on a straight line basis using an average useful life of 35 years.

   4.Reflects the Recapitalization of the Merged Trusts on May 31, 1995, involving respective equity investments by Hunt and USAA in the Merged Trusts. The net proceeds from these equity investments of $24,684 and available cash of $2,233 were used to pay down principal and restructure the Merged Trusts' variable rate and fixed rate long-term debt facilities by $10,588 and $16,329, respectively. Accordingly, the historical as adjusted consolidated statement of operations reflects a net reduction of interest for the period prior to the May 31, 1995 Recapitalization date comprised of the following:

                                                                  Year Ended
                                                                December 31,
                                                                     1995
                                                                ------------

Reduction resulting from pay downs of variable rate facility
of $10,588 at 7.56% for 1995                                         $ (333)
Reduction resulting from pay downs of fixed rate facility of
$16,329at 8.33% for 1995                                               (567)
Reduction resulting from other pay downs of $1,405 at 13.00%
for 1995                                                                (76)
Reduction resulting from write-off of old loan fees                    (336)
Increase resulting from interest rate increase on variable
 rate facility based upon balance of $26,505 at an incremental
 increase of 0.60% for 1995                                              67
Increase resulting from interest rate increase on fixed rate facility based upon $66,094 at an incremental increase
 of 0.41% for 1995                                                      113
New loan fee amortization                                               108
Net reduction                                                       $(1,024)


   As a result of the above adjustments, the historical as adjusted condensed consolidated statement of operations reflects interest expense on the variable rate long-term debt facility and the fixed rate facility, based upon the remaining balance after the paydowns, at the interest rates in effect at the date of Recapitalization of 8.19% and 8.63%, respectively. Trust IV had an interest rate cap agreement which caps the one month LIBOR at 4.50%. The rate cap is based upon $18,620 for the period July 1, 1995 to December 31, 1995 and upon $11,170 for the period from January 1, 1996 through its expiration on June 28, 1996. The agreement provides for payments to Trust IV to the extent that the one month LIBOR exceeds 4.5%. The agreement was transferred to the Company upon completion of the Merger. For the year ended December 31, 1995 Trust IV received $377 under the interest rate cap agreement.

   5.Reflects the effects of purchase accounting as a result of the Merger, together with certain cost adjustments, which result in a decrease in historical as adjusted interest income due to lower cash balances to be maintained by the Company than historically maintained by the Merged Trusts, and a decrease in historical as adjusted expenses for the year ended December 31, 1995 as follows:
(i) a reduction of depreciation expense of $4,141 resulting from the purchase accounting to record the Merger (historical as adjusted depreciation expense has been calculated on a straight line basis using average useful lives of 35 years) and (ii) a net decrease in general and administrative expenses of $1,068, comprising a decrease in general and administrative expenses allocated to property operating costs of $1,530, partially offset by an increase in corporate office costs of $462. The net change is primarily the result of decreases to reflect the nonrecurring bonuses and nonqualified stock options compensation recorded by the Merged Trusts and the Company during 1995, respectively, partially offset by an increase in personnel costs, including salaries and benefits, net of a reduction in other administrative expenses, including accounting, legal and occupancy costs.

   6.Represents the revenues and certain expenses of the properties purchased by the Company in the Asset Purchase. The historical as adjusted adjustments for the year ended December 31, 1995 also reflect historical as adjusted depreciation of such properties on a straight line basis using average estimated useful lives of 35 years of $568 and historical as adjusted interest expense of $1,642 on the mortgage debt of $16,349 assumed by the Company in connection with the Asset Purchase. The debt assumed includes four mortgages with fixed interest rates ranging from 8.50% to 10.63%, one mortgage with a variable rate of Treasury Bills plus 3.00% (8.56% at December 31, 1995), and one mortgage with a variable rate of Prime plus 1.00% (9.50% at December 31, 1995). The six mortgages have maturity dates ranging from March 1996 to September 2009. The historical as adjusted interest expense on the mortgages assumed has been based upon actual amounts incurred by Meridian Point Realty Trust '83 during 1995.

   7.Reflects the pay down and retirement of $33,478 of the Company's debt using proceeds from the $35,000 Private Placement completed concurrent with the Asset Purchase. The net reduction in interest expense resulting from the debt retirements is comprised of the following:

                                                              Year Ended
                                                               December
                                                               31, 1995
                                                             -----------
       Decrease resulting from repayment of mortgage notes
        payable of $26,778 bearing interest at various rates
         ranging from  8.22% to 10.65% during 1995              $(2,660)
       Decrease resulting from repayment of bridge
       loan of $6,700 bearing interest at 7.81% for 1995           (523)
       Decrease in loan fee amortization                            (36)
                                                            ------------
       Net reduction                                            $(3,219)
                                                            ============

   The debt retirements resulted in an extraordinary loss of $29.

   8.Reflects a net increase in interest expense associated with the retirement of the Company's variable rate long-term debt facility using $26,505 in proceeds from borrowings on the Unsecured Credit Facility. Prior to the April 3, 1996 offering, the Unsecured Credit Facility provided for a maximum borrowing amount of $50,000, bore interest at LIBOR plus 1.70% (7.00% at February 23, 1996), matured in February 1998, and provided for fees on the unused facility of 25 basis points to the extent that less than 65% of the facility is used and 15 basis points to the extent that more the 65% of the facility is used. The net increase in interest expense is comprised of the following:

                                                               Year Ended
                                                                December
                                                                31, 1995
                                                                -----------
      Decrease resulting from repayment of variable rate
      long-term debt
        facility of $26,505 bearing interest at 8.19% for          $(2,178)
      1995
      Decrease in loan fee amortization due to retirements             (54)
      Interest expense on Unsecured Credit Facility
      borrowings of                                                  1,855
        $26,505 bearing interest at 7.00%
      Amortization of loan fees on Unsecured Credit Facility           308
      Agency fees                                                       15
      Estimated unused facility fees based upon a historical
      as adjusted                                                       59
        unused facility balance of $23,495
      Increase in interest expense                              ----------
                                                                   $     5
                                                                ==========

   The historical as adjusted increase in loan fee amortization reflects (i) amortization of $615 of loan fees and costs associated with the Unsecured Credit Facility over the two year term of the Unsecured Credit Facility and (ii) amortization of $130 of fees and costs associated with changes in the collateral pool securing the fixed rate long-term debt facility over the 10 year term of the fixed rate long-term debt facility. The historical as adjusted agency fees represent fees paid to the lead lender on the Unsecured Credit Facility and have been based upon the terms of the Unsecured Credit Facility. The debt retirements result in an extraordinary loss of $89.

   The Unsecured Credit Facility will be subject to changes in LIBOR. An increase or decrease of 0.125% ( 1/8%) in LIBOR will result in an annual increase or decrease in interest expense of $33.

   9. Reflects the accrual of preferred stock dividends on the Series B Preferred Stock issued in connection with the private placement of 2,272,277 shares of Series B Preferred Stock. The Series B Preferred Stock has an initial dividend rate of $1.24 per share.

   10.Pro forma taxable income for the year ended December 31, 1995 is $15,169.
